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Only the German text of this Agreement is legally binding. This English translation is for convenience only.

Agreement for the Purchase of Shares
and
Granting of Shares
with respect to the Messer Griesheim Group GmbH & Co. KGaA
(Share Purchase and Option Agreement)

among

1.
Messer Griesheim Group GmbH & Co. KGaA

2.
MWW Einundneunzigste Vermögensverwaltungs GmbH, in future to be named Messer Griesheim MIP GmbH

3.
Messer Employee GmbH & Co. KG

4.
GS Capital Partners 2000 GmbH & Co. Beteiligungs KG;

  GS Capital Partners 2000 Employee Fund, L.P. (USA);

  GS Capital Partners 2000 Offshore, L.P. (Cayman Island);

  GS Capital Partners 2000, L.P. (USA);

  Stone Street Fund 2000, L.P. (USA) and

  Bridge Street Special Opportunities Fund 2000, L.P. (USA)

  —in the following together "Goldman Sachs"—

5.
Allianz Capital Partners GmbH

  Mr./MS.,]

  —in the following the "Participant"—

Index

Defined Terms	iii
Preamble	1
I. Own Investment	2
§ 1 Acquisition of Shares	2
§ 2 Acquisition Price	3
§ 3 Warranties	3
II. Granting of Free Options	4
§ 4 The Options	4
§ 5 Waiting Period, Exercise Period	5
§ 6 Exercise Condition Exit	5
§ 7 Performance Targets	6
§ 8 Exercise	8
§ 9 Alternative Settlement	11
§ 10 Dilution Protection	12
III. Exit, Co-Sale-Right and -Obligation	15
§ 11 Exit by IPO	16
§ 12 Tag Along-Right	17
§ 13 Drag-Along Right	19
IV. Termination of the Employment Agreement	20
§ 14. Forfeiture of Options	20
§ 15 Call Option over the Shares	22
§ 16 Put Option over the Shares	25
V. Miscellaneous	25
§ 17 Taxes, Duties and other Expenditures	25
§ 18 Choice of Law, Court of Arbitration	27
§ 19 Transfer of Shares, Limitation on Disposals, Repurchase Right	27
§ 20 Confidentiality/Insider Rules	28
§ 21 Miscellaneous	28
§ 22 Risks	29
Exhibit 1—Internal rate of Return	31
Exhibit 2—EBITDA Targets	33
Exhibit 3—Definition of EBITDA	34
Exhibit 4—List of Neutral Experts	35
Exhibit 5—Arbitration Agreement

Defined Terms

A
Acceptance Notice	23
ACP	1
Acquisition Costs	24
Acquisition Price	3
Actual EBIDTDA	7
C
Call Option	23
Cash Settlement	11
D
Dilution	12
Disability	21
E
EBITDA Targets	7
Employment Agreement	21
Exercise Notice	10
Exercise Period	5
Exercise Price	4
Exit Event	6
F
Financial Investors	1
G
Goldman Sachs	1
I
IPO	6
M
Market Value	23
Messer Employee	2
Messer Employee Participation	22

Messer Griesheim GmbH	1
Messer Griesheim Group	1
Messer Group	1
MIG	1
N
New Shares	4
O
Old Shares	2,3
Options	4
Own Investment	2
P
Participant	1
Participants	1
Pro Rata Market Value	23
Put Option	25
Recapitalisation
R
Recapitalisation	6
Repurchase Price	23
S
Sales Notice	17
Seller	1
Shares	16
T
Tag Along Offer	17
Termination	21
Third Party	6
Trade Sale	6
W
Waiting Period	5

Preamble

1.
The Messer Griesheim Group GmbH & Co. KGaA ("the Messer Group") is the sole shareholder of Messer Griesheim Holding AG which in turn is the sole shareholder of Messer Griesheim Gesellschaft mit beschränkter Haftung ("Messer Griesheim GmbH") having its seat in Frankfurt am Main. The shareholders of Messer Group are Messer Industrie GmbH ("MIG"), in which the members of the Messer family have pooled their interest in Messer Group, Allianz Capital Partners GmbH ("ACP") and Goldman Sachs.

  ACP and Goldman Sachs will be referred to in the following together with any other comparable financial investors to which ACP and Goldman Sachs might in future transfer all or a part of their participation in Messer Group or which become shareholders by means of a capital increase, as the "Financial Investors".

2.
The Financial Investors have acquired their participation in Messer Group and therewith their indirect participation in Messer Griesheim GmbH in the year 2001 and they intend to sell this participation within a period of between three and seven years. Key managers of Messer Group and its affiliates, in particular the Messer Griesheim GmbH and its group companies (Konzerngesellschaftert) (together the "Messer Griesheim Group") shall be offered the possibility to participate in any success of the investment by the Financial Investors and any future restructuring of the Messer Griesheim Group. All such key managers with whom agreements have been entered into similar to this agreement are referred to together with the Participant as the "Participants."

  For this purpose the Financial Investors and MIG have made available shares in Messer Group to Messer Griesheim MIP GmbH (in the following the "Seller") to sell such shares to the Participants having their residence outside the USA. With respect to Participants with residence in the USA such Participants have been offered the opportunity to acquire new shares in Messer Group from a capital increase to which the Seller shall subscribe on account of such Participants (the "Own Investment"). an additional Investment the Messer Group will grant without charge to the Participants options to receive shares in the Company.

3.
The Financial Investors and MIG have agreed that the Participants shall be offered the opportunity to make the Own Investment only on the condition that the voting rights of shares in Messer Group acquired by the Participants be exercised jointly by the Participants and therefore that such shares shall not be held by the Participants themselves but by the Messer Employee GmbH & Co. KG (in the following the "Messer Employee") which has been formed by the Participants for the purpose of managing their Own Investment.

        Therefore the Parties now agree:

I.
Own Investment
1 §
Acquisition of Shares

        [For Employees resident outside the US:

(1)
The Seller hereby sells and the Participant hereby acquires from the Seller in accordance with the terms of this Agreement [        ] registered shares in Messer Group without par value and only transferable with the issuing company's consent (the "Old Shares").]

        [For Employees resident in the US:

(1)
The Seller will subscribe [        ] on behalf of the Participant registered shares in Messer Group without par value and only be transferred with the issuing company's consent under a capital increase of Messer Group made for that purpose (the "Old Shares").]

(2)
The Participant has with agreement as of today joined Messer Employee as a limited partner (Kommanditist) and has undertaken vis-à-vis Messer Employee to contribute his Old Shares. The Parties therefore agree that the Seller hereby undertakes following the complete payment of the Acquisition Price for the Old Shares to the Seller [For US: and the registration of the execution (Durchführung) of the capital increase] to transfers (übereignen) to Messer Employee by way of a separate agreement the Old Shares in fultilment of the contribution obligation of the Participant under §5 section 1 of the Shareholder Agreement of Messer Employee.

(3)
The Old Shares are entitled to payment of dividends for the entire year 2001.

§2
Acquisition Price

(1)
The Acquisition Price for each Old Share shall be Euro 74.25 (in words: Euro seventy-four and twenty-five cent). This results in a total purchase price for the Old Shares of Euro [        ] (in words:        ) (in the following the "Acquisition Price").

(2)
The Acquisition Price is payable free of costs and expenses to an account to be notified by the Seller within a period of two weeks following the demand for payment by the Seller.

§3
Warranties

  The Seller warrants that it can freely dispose of the Old Shares and that the Old Shares are not encumbered with rights of any third parties. Additional warranties, liabilities and responsibilities are excluded. §22 of this Agreement is incorporated into this provision as if fully set out herein.

II.
Granting of Free Options

§4
The Options

(1)
For each Old-Share acquired by the Participant Messer Group hereby grants to the Participant three options for the acquisition of new shares in Messer Group (the "Options").

(2)
Each Option entitled the Participant—subject to this Agreement and in particular the substitution right of Messer Group in accordance with §9—to subscribe for one new registered share without par value of the company (the "New Shares") for an amount of Euro 74.25 (in words: Euro seventy-four and twenty-five cent) (the "Exercise Price") which is the current market value of a share in the Messer Group.

(3)
The Options, if not otherwise provided for in this Agreement, cannot be sold or transferred or, except in the case of a pledge of the Options to secure rights of the Messer Group, Messer Griesheim GmbH or its affiliates, not pledged and they may not be publicly traded. The Options can be bequeathed and be subject of a bequest. The Options will not be certificated.

(4)
The Options are deemed to be granted at the day at which the Acquisition Price for the Old Shares shall be made available to the Seller by the Participant.

(5)
The New Shares which shall be issued by Messer Group after the exercise of the Options shall carry dividends from the beginning of the fiscal year in which they are issued. In the event that the New Shares are issued prior to the annual meeting of Messer Group which decides on the appropriation of the net earnings of the previous fiscal year, then, but only if the shares of the Messer Group are traded on a stock exchange, the New Shares shall participate in the profits of the fiscal year which ended prior to their issuance. The New Shares shall not be certified (Ausschluß der Einzelverbriefing).

§5
Waiting Period, Exercise Period

(1)
The Options can be exercised for the first time after twenty-four months after the date on which they were granted (the "Waiting Period"), but in any case not before an Exit Event in accordance with §6 has occurred.

(2)
The exercise period for the Options shall be four years after expiry of the Waiting Period (the "Exercise Period"). If at the expiry of the Exercise Period (a) an Exit Event (see §6) has not occurred yet or (b) the New Shares to be acquired by exercising the Options could not be sold by the Participant or Messer Invest to a third party in accordance with the provisions set fourth under Part III of this Agreement, then the Exercise Period will be extended until three months from the date on which the condition under (b) above has been fulfilled. If the Options are not exercised within the Exercise Period, they shall become null and void without entitlement to compensation or reinstatement.

§6
Exercise Condition Exit

(1)
Irrespective of the expiry of the Waiting Period and whether or not the Performance Targets pursuant to §7 have been met, the Options can only be exercised after an Exit Event has occurred.

(2)
Exit Events for the purposes of this Agreement (in the following each an "Exit Event") are:

(a)
the listing of the shares of the Messer Group on a Stock Exchange in Germany, the European Union or the USA (the "IPO"); or

(b)
the sale (in the following the "Trade Sale") to a third party (including another financial investor) of more than 50% of the shares held by the Financial Investors in Messer Group at the time of such sale provided that such third party is not an affiliate (in the sense defined in Section 15 of the German Stock Corporation Act (Aktiengesetz)) of the Financial Investors or a fund managed by them (in the following a "Third Party"); or

(c)
the distribution of an amount of at least Euro 500,000,000 by the Messer Group to the Financial Investors (as a result of the sale of shares in the Messer Griesheim Holding AG by the Messer Group or the distribution of dividends or other payments by the Messer Griesheim Holding AG to the Messer Group) ("Recapitalisation").

§7
Performance Targets

(1)
After the expiry of the Waiting Period and the occurrence of an Exit Event the Options may be exercised during the Exercise Period subject to the fulfilment of the following performance targets:

(a)
100% of the granted Options can be exercised if the annual Internal Rate of Return (as defined in Exhibit 1) achieved by the Financial Investors at the time of the occurrence of an Exit Event averages to at least 30% per year since April 30, 2001;

(b)
100% of the Options can be exercised irrespective of sub-paragraph (a) if an Exit Event in the meaning of §6 sub-paragraph 2 (a) and (b) has occurred on or by September 30, 2004 at the latest;

(c)
if 100% of the Options cannot be exercised in accordance with subparagraphs (a) or (b), the Options can only be exercised subject to the fulfilment of the EBITDA-Targets for the Messer

    Griesheim Group (the "EBITDA Targets") set forth in Exhibit 2, as defined in Exhibit 3. In detail the following shall apply:

    (i)
    In the event the EBITDA-Targets for the business years (in each case including) 2001 to 2005 are met for each specific year then—after expiry of the Waiting Period and the occurrence of an Exit Event—the Options can be exercised as follows:

EBITDA in the relevant year as a percentage of the EBITDA-Target for the relevant year ("Actual EBITDA")	Exercisable Options as proportion to the aggregated number of Options granted to the Participant
? 100%	20%

< l00% > 95%	16%

< 95%	12%
> 90%

< 90%	8%
> 85%

< 85%	4%
> 80%

< 80%	0%
    (ii)
    If for one business year the EBITDA-Target has not been met but the EBITDA-Target for the subsequent year has been met by at least 100% then the EBITDA-Target for the previous year will be deemed to have been met with retrospective effect.

    (iii)
    In the event of the sale of an affiliate of the Messer Griesheim Group which has not been considered in the determination of the EBITDA-Targets or in the event that affiliates which are included in the determination of the EBITDA-Targets are not included in the consolidated accounts of Messer Griesheim Holding AG any longer, Messer Group will effect an adequate adjustment of the EBITDA-Targets in the event of significant change.

    (iv)
    The Actual EBITDA will be determined on the basis of the certified consolidated annual IAS accounts of the Messer Griesheim Holding AG which shall be binding on the Parties.

  If in the event of sub-paragraph 1 (c) only fractions of Options can be exercised, the exercise of such fractions shall not be permitted. Such fractions shall be combined and the Participant shall be entitled to the acquisition of a New-Share when the combination of such fractions results in the exerciseability of one Option.

(2)
If the performance targets in accordance with sub-paragraph 1 have not been fulfilled by the end of the Exercise Period, then the Options shall become null and void without entitlement to compensation or replacement. To the extent the conditions to exercise Options in accordance with sub-paragraph 1 and §6 (Exit Event) have been fulfilled, such Options can be exercised during the entire Exercise Period. The Participant will be informed in an appropriate way if and for how many Options the preconditions for exercise are fulfilled.

(3)
In the case of a Recapitalisation (see §6 sub-paragraph 2 (c)) the Messer Group and the Financial Investors will ensure in an appropriate way that distributions in excess of Euro 500,000,000 to the Financial Investors will only be made after the Participant has had the opportunity to acquire New Shares by exercising the Options which can be exercised in accordance with §7 sub-paragraph 1.

§8
Exercise

(1)
Subject to the right of Messer Group under §9 to provide for an alternative settlement, the Participant may choose from three different variations of exercising the Options:

(a)
the Participant shall make available to the Seller or any other exercise agent to be nominated by the Messer Group for this purpose by crediting to an account specified by the Messer Group the Exercise Price plus handling charges and where applicable an amount on account for taxes and other duties to be withheld which the Seller on account of the Participant will pay to the relevant employer. The Seller (or, as the case may be, the exercise agent nominated by Messer Group) will subscribe on behalf of the Participant for the New Shares and will pay to the Messer Group the Exercise Price. In the case of an Exit Event pursuant to §6 sub-paragraph 2 (b) and (c) the New Shares will be transferred by the Seller to Messer Employee as an additional contribution and Messer Employee will acquire such shares as an additional contribution by the Participant;

(b)
the Exercise Price for the New Shares to be granted based on the exercise of the Options shall be financed in advance by the Seller (if necessary using appropriate financing through a credit institution) for the account of the Participant. With respect to the delivery of the New Shares sub-paragraph (a) will be applicable mutatis mutandis. The Seller shall sell on account of the Participant—and in accordance with the restrictions on sales pursuant to Part III. of this Agreement—

(aa)
the number of New Shares the sales proceeds of which are necessary to cover the Exercise Price as well as the handling charges and where applicable the taxes and duties which the Seller for the account of the Participant will pay to the relevant employer; with respect to the remaining New Shares subparagraph (a) shall be applicable mutatis mutandis;

(bb)
all New Shares and pay the sales proceeds to the Participant after deduction of the Exercise Prices, the handling charges and where applicable the taxes and duties to be withheld which the Seller shall pay to the relevant employer for the account of the Participant.

(2)
The Options shall be exercised by submission of an irrevocable declaration of exercise to the General Partner of the Messer Group. The Messer Group will in a timely manner provide the Participant with a form for the declaration of exercise (the "Exercise Notice"). Unless provided otherwise in the Exercise Notice, the Participant shall sign such Exercise Notice in person. The Exercise Notice may provide that the Participant authorises the Messer Employee or the Seller or a third party irrevocably to submit to Messer Group on the Participant's account but in his own name all declarations necessary under the German Stock Corporation Act (Aktiengesetz) to exercise the Options. The Exercise Notice must inter alia state how many Options are exercised and which method (see sub-paragraph 1) has been chosen. An Exercise Notice shall only become effective if it is submitted to the relevant office stated in the Exercise Notice on the last business day of the Exercise Period at the latest without any deletions having been made and without any pre-determined conditions. Submission via telefax is sufficient unless the Exercise Notice contains a provision to the contrary. Messer Group can provide for a different kind of Exercise Notice. The Exercise Notice may contain additional requirements with respect to the validity of the form of submission of the Exercise Notice. In the event that a payment is required with respect to taxes and duties to be withheld, Messer Group will inform the Participant of the amount of such instalment.

(3)
The Participant may only exercise the Options in tranches of at least 10 Options, or, if the number of Options is below 10, the remaining number held by him.

(4)
In the event that the Messer Group shall make use of the right to provide for an alternative settlement (§9), an exemption or modification from certain requirements set forth under §2 may be provided for. Moreover, Messer Group is entitled to replace the procedure for exercising provided for under sub-paragraph 2 the Options by another procedure which fulfils the legal requirements under the Stock Corporation Act.

(5)
If the requirements set forth under §13 sub-paragraph 2 are fulfilled, the Financial Investors may request that the Participant exercises all Options to fulfil its obligations under the Drag-Along-Right or that it waives its rights under the Options. This shall apply mutatis mutandis in the case of §12 sub-paragraph 4.

§9
Alternative Settlement

(1)
Messer Group is entitled at its full and free discretion to determine (as the case may be only with respect to a part of the Options) that the Participant will receive for each exercised Option instead of New Shares:

(a)
an amount (the "Cash Settlement") equal to the difference between the Exercise Price and

(aa)
in the event that an IPO has occurred, the average closing price of the shares of Messer Group during the previous five (5) days of trading prior to the day the Option is exercised; or

(bb)
in the event that a Trade Sale has occurred, the amount for which the Participant could sell its New Shares from the relevant exercise of the Options under the Tag Along Right pursuant to §12;

(b)
or in own shares of the Messer Group.

(2)
The Cash Settlement will be paid by Messer Group within a period of two weeks on an account to be named by the Participant with respect thereto net of any taxes and duties which Messer Group will pay on the account of the Participant to the respective employer. In the event Messer Group shall choose Cash Settlement there shall be no obligation to pay the Exercise Price.

§10
Dilution Protection

(1)
In the event that during the validity period of the Options the share capital of Messer Group is altered or restructuring measures occur which have a direct impact on the registered share capital of Messer Group causing the value of the Options to change (the "Dilution") then the Exercise Price and the number of New Shares to be delivered per Option shall be adjusted accordingly to the extent this is necessary to compensate a change of the value of the Options caused by such capital measures. To effect such adjustment the Exercise Price shall be increased or decreased in a way that the ratio between the adjusted Exercise Price and the market value per share after the relevant capital measure is the same as the ratio between the Exercise Price before the execution of the relevant capital measure and the market value per share before the execution of the relevant capital measure (for the time being Euro 74.25). The adjustment shall be effected in accordance with the following formula:

AP-New	=	AP-Old × Value-New Value-Old

  where:

AP-New	=	Adjusted Exercise Price
AP-Old	=	Exercise Price before the relevant capital measures (as the case may be adjusted with respect to previous capital measures)
Value-Old	=	Value per share (number of shares "on a fully diluted basis" in accordance with International Accounting Standards (IAS 33)) before the execution of the capital measure
Value-New	=	Market value per share after execution of the capital measure

  The adjusted Exercise Price must at least be equal to the minimum issue price (Ausgabepreis) required by law (§9 sub-paragraph 1 of the Stock Corporation Act).

  To the extent that in addition to the adjustment of the Exercise Price it is necessary to increase the number of shares to be delivered per Option to equalise the difference of the value of the Options before the capital increase and after the capital increase (taking into account the adjusted Exercise Price) the number of shares to be delivered per Option shall be increased in accordance with the following formula:

New-Number	=	Old-Number × AP-Old AP-New

  Fractions will be treated in accordance with sub-paragraph 4.

(2)
If with respect to an adjustment of the Exercise Price in accordance with subparagraph 1 an evaluation of Messer Group is necessary Messer Group will upon request of a group of Participants holding at least 50% of the Options granted by the Messer Group to the Participants obtain an evaluation by one of the Investment Banks listed in Exhibit 4 acting as arbitral expert (Schiedsgutachter) or by any other Investment Bank or accountancy firm of international standing to be determined by the Messer Group. The result of such evaluation shall be binding for all Parties. Any right pursuant to sentence 1 shall not be given if Messer Group has for other reasons obtained such evaluation in connection with the relevant capital measures upon request of one of its shareholders or a third party which holds comparable rights as the Participants in the Messer Group. In such case this evaluation shall be binding on the Parties also in connection with this Agreement. This shall be true accordingly if such evaluation has been obtained upon request of one of its shareholders or a third party which holds comparable rights as the Participants in the Messer Group within a period of six months before the occurrence of the event that made the adjustment necessary. In the event that the Value Old has been determined in accordance with the above the Value New may also be determined on the basis of accepted methods of financial mathematics.

(3)
No adjustment in accordance with sub-paragraph 1 shall be made and a request for the review of the adjustment in accordance with sub-paragraph 2 shall not be available if the registered capital of Messer Group is increased by way of capital increase against contribution in kind or contribution in cash if the subscription right of the existing shareholders is excluded and the new shares are issued to a Third Party. Sentence 1 shall be applicable mutatis mutandis in the event of the issue of convertible bonds or the issue of shares under such convertible bonds to (a) Third Parties in connection with the acquisition of Messer Griesheim GmbH by Messer Group or (b) as a compensation for consultants or members of the corporate bodies of Messer Group or group entities of the Messer Griesheim Group or (c) to banks or comparable financial institutions in connection with the granting of loans to Messer Group, Messer Griesheim Holding AG or any group entity of the Messer Griesheim Group, or (d) if a right to subscribe for new shares or to the convertible bonds or bonds with options is offered to the Participant as if the Participant would already have exercised all its Options.

(4)
In the event of a capital increase from capital reserves by way of the issue of new shares (a) the Exercise Price will be adjusted in accordance with subparagraph 1 and (b) the contingent capital of the Messer Group provided for with respect to the issue of the shares under the Options will be increased in accordance with §218 of the Stock Corporation Act (Aktiengesetz) in the same ratio as the contingent capital. Therefore the subscription right of the Participant under the Options will be increased in the same proportion as the contingent capital. The increased number of shares to be delivered shall be rounded to three decimals. Any fractions of shares per Option shall be combined. Any fractions of shares which remain after combination of fractions shall be realised by Messer Employee on account of the Participant. §213 of the Stock Corporation Act shall not be applicable. In the event that a capital increase out of the company's reserves is not effected by the issuance of new shares but in accordance with §207 sub-paragraph 2 sentence 2 of the Stock Corporation Act by the increase of the amount of the registered capital to be allotted to each share, the number of shares to be delivered when the Options are exercised will not be increased and the Exercise Price will not be adjusted.

(5)
In the event of a capital reduction in accordance with §229 sub seq. of the Stock Corporation Act by which the number of shares issued by Messer Group will not be affected neither the Exercise

  Price nor the conversion ratio will be adjusted. In the event that the registered capital will be reduced by a reduction of the number of issued shares the exchange ratio attached to the Option will be reduced in the same proportion as the registered capital.

(6)
In the event that during the validity period maturity of the Options a dividend which has been earned by any transaction other than in the ordinary course of business of the Company or in connection with the scheduled sale of business activities of the Messer Group or if in any other way assets of the Company will be distributed then the Messer Group will at its discretion compensate the dilution of the value of the Options caused thereby by increasing the number of shares per Option to be delivered or by reducing the Exercise Price.

III.
Exit, Co-Sale-Right and -Obligation

        The Participant is aware that the Financial Investors will divest their investment in Messer Group after an appropriate period of time by way of an IPO or by way of a Trade Sale. The Parties agree that with respect thereto Messer Employee shall sell the Old Shares and the New Shares (in the following the "Shares") contributed by the Participant to Messer Employee only in accordance with the following provisions of this Agreement if and when the Financial Investors are able at the same time to sell their participation in Messer Group (in whole or in part). The Participant and Messer Employee shall in particular not be entitled to sell, assign or otherwise encumber or transfer the Shares in the Messer Group in any other way than provided for under this Agreement. With respect thereto the Parties agree:

§11
Exit by IPO

(1)
In the event of an IPO (see §6) Messer Employee, and, to the extent the Participant is holding Shares, the Participant may within a period of three years after the listing of the shares of Messer Group sell the Shares only in a proportion which is equal to the proportion of the shares which the Financial Investors may sell during this period (as the case may be in tranches) of the total number of shares held by them in Messer Group. After the expiry of this period Messer Employee and the Participant shall be entitled—subject to the restrictions set forth under sub-paragraph 2—to freely dispose of their shares. With respect to the calculation of the number of Shares which may be sold in accordance with sentence 1 the number of New Shares to be acquired by the Participant by exercising his Options in accordance with §7 shall also be taken into account. For the purposes of this calculation the condition pursuant to §6 (Exit Event) shall be deemed to have been fulfilled.

(2)
Messer Employee and the Participant are obliged to agree—to the same extent as the Financial Investors—within the 3 year period pursuant to sub-paragraph 1 with respect to all Shares held by them to lock-up agreements (if any) that may be required under the relevant listing rules or which are deemed to be necessary by the banks leading the underwriting syndicate. To avoid the infringement of insider rules Messer Group may determine that in the event of an IPO during the complete Exercise Period the Options may only be exercised during certain fixed time periods to be set by Messer Group.

(3)
Messer Employee and the Participant hereby undertake to perform all measures which in the view of the Financial Investors are necessary for the listing of Messer Group. Messer Employee and the Participant undertake that upon request of the Financial Investors they will enter into any underwriting or similar agreement and make certain customary representations and warranties with respect to the Shares held by them to the extent required by the banks leading or co-ordinating the underwriting syndicate require in agreement with Messer Group and the Financial Investors.

§12
Tag Along-Right

(1)
In the event that the Financial Investors intend to sell more than 50% of the shares held by them (in aggregate) in Messer Group to a Third Party the Financial Investors will inform Messer Employee and the Participant in writing about all major conditions of the intended sale and in particular about the number of shares to be sold and the consideration and any circumstance which may affect the amount of the consideration (the "Sales Notice"). Together with the Sales Notice the Financial Investors will offer to Messer Employee and the Participant (the "Tag Along Offer") to include a proportion of their shares (Old Shares and New Shares) which is equal to the proportion of shares which the Financial Investors can sell in such sale to the total number of shares held by them in Messer Group at the relevant time or which they have sold in the past respectively. With respect to the calculation of the number of Shares Messer Employee and the Participants respectively may sell in accordance with sentence 1 the number of New Shares to be acquired by the Participant by exercising its Options in accordance with §7 shall also be taken into account. For the purposes of this calculation the condition pursuant to §6 (Exit Event) shall be deemed to have been fulfilled. The commercial (and other) terms of such Tag Along sale shall be the same as the terms of the sale by the Financial Investors provided, however, that it has to be ensured that any liability of Messer Employee and the Participant to the relevant buyer is limited to a maximum equal to the sales proceeds of each sale.

(2)
The Tag Along Offer can only be accepted by a written declaration to an agency nominated by the Financial Investors in the Tag Along Offer, provided that upon request of the Financial Investors such acceptance must be notarised. If Messer Employee or the Participant have accepted the Tag Along Offer, they are obliged to sell the relevant proportion of the Shares held by them to the buyer at the same price, on the same terms as the Financial Investors, and subject to the same representations, warranties and other restrictions and limitations which have been agreed with the Financial Investors. As the case may be the Participant is obliged to exercise Options tc the extent necessary. The Tag Along Offer may provide that Messer Employee and the Participant will grant a power of attorney pursuant to which the Financial Investors or any third party nominated by them are authorised to conclude a sale and purchase agreement with respect to the Shares with the potential buyer or subject to the same conditions with any third party as determined by the Financial Investors. In the event the Tag Along Offer provides for such power of attorney, the Tag Along Offer can only be accepted if the Participant grants the relevant power of attorney.

(3)
To the extent that the Participant has financed the acquisition of the Shares by a loan arranged by Messer Group, the Participant undertakes to enter into all agreements which are necessary to provide for a direct repayment of such loan out of the sale proceeds from the sale of the Shares sold by him or Messer Employee respectively.

(4)
In the event that the Financial Investors have sold 50% or more of the shares held by them to a Third Party (as described under sub-paragraph l), subparagraph 1 to 3 shall be applicable with respect to all further transactions entered into by the Financial Investors with Third Parties, provided that Messer Employee and the Participant shall in the event of the sale of all shares held by the Financial Investors be offered the opportunity to sell all their remaining Shares. In this case, §13 sub-paragraph 2 shall be applicable mutatis mutandis.

(5)
In the event Messer Employee and the Participant do not accept the Tag Along Offer, they may—as long as the Financial Investors hold shares in Messer Group—sell the Shares held by them only after another event has occurred of which pursuant to the terms of this Agreement triggers the right or obligation sell Shares.

15

§13
Drag-Along Right

(1)
In the event that the Financial Investors intend to sell to a Third Party more than 50% of the shares held by them (in aggregate) in Messer Group, the Financial Investors shall be entitled to require Messer Employee and the Participant to sell all or a proportion of their Shares which is equal to the proportion of the shares which the Financial Investors sell to the total number of shares held by them in Messer Group. With respect to the calculation of the Shares to be sold in accordance with sentence 1 the number of New Shares to be acquired by the Participant by exercise of its Options in accordance with §7 shall be taken into account. For the purposes of this calculation the conditions set forth in §6 (Exit Event) shall be deemed to have been fulfilled. Upon request of the Financial Investors the Participant is obliged to exercise the relevant number of exercisable Options. In the event that the sales proceeds per share from such sale (after deduction of transaction costs) will be below the Exercise Price a Participant will not be obliged to exercise the relevant number of Options and instead the Financial Investors may request that the Participant waives the relevant number of exercisable Options. These Options shall become null and void without entitlement to compensation or replacement. The obligation to co-sell Shares will in such case be fulfilled by such waiver. Moreover, the provisions of §12 shall be applicable mutatis mutandis.

(2)
In the event that the Financial Investors sell all shares (as the case may be after previous sales still) held by them in Messer Group to a Third Party subparagraph 1 shall be applicable, provided that Messer Employee and the Participant shall be obliged to sell all shares held by them (including New Shares from Options not exercised) and, in the case of the Participant, shall be obliged to exercise all of his non-exercised but exercisable Options. In the event that the Financial Investors make use of this right after September 30, 2004 but before the end of the business year 2005 and if in such case all Options are not yet exercisable in accordance with §7 sub-paragraph 1(a), the Financial Investors may request that the Participant waives his right to all non-exercisable Options which have not become null and void because the EBITDA-Targets pursuant to §7 sub-paragraph 1 (c) have not been fulfilled. As a compensation for the waiver of his Options the Participant shall receive for each Option to be waived cash compensation in an amount equal to the difference between the Exercise Price and the average purchase price received by the Financial Investors for the shares sold by them in accordance with sentence 1.

  The compensation shall only be paid for the number of Options which the Participant could have exercised in accordance with §7 sub-paragraph 1 (c) if the percentage of the fulfilment of the EBITDA- Target for the business years which have not expired at the time the Participant waives the Options would have been equal to the relevant percentage in the business year ending before the waiver, provided that any catch-up in accordance with §7 subparagraph 1(c)(ii) shall be taken into account.

IV.
Termination of the Employment Agreement

§14.
Forfeiture of Options

(1)
In the event that the service- or employment agreement (the "Employment Agreement") of the Participant ends or if a limited Employment Agreement is not extended without entering into a new Employment Agreement with another entity of the Messer Griesheim Group or if the Participant is released from the performance of his obligations under the Employment Agreement for an indefinite time (together the "Termination"), then all Options which at the time of the

  Termination could not be exercised in accordance with §§5,6 or 7 shall become null and void without any right to compensation or reinstatement if not otherwise provided in sub-paragraph 2. Options which are exercisable Termination shall be exercised within a period of 12 weeks after the Termination. If the Options are not exercised within this period they shall become null and void without any right to compensation or reinstatement. In the event the Employment Agreement is terminated by death and the Options pass to more than one heir, the Options have to be exercised by all such heirs acting together.

(2)
In the event that the Employment Agreement is terminated by death or by partial or full disability ("Disability") or by retirement or early retirement or if a limited Employment Agreement is not extended because of retirement or early retirement or if the Employment Agreement is terminated by the respective employer without good cause or without any infringement of contractual obligations by the Participant or if the Employment Agreement is terminated by the Participant with good cause, then in contrast to subparagraph 1, any Options which could not be exercised in accordance with §6 or §7 at the time of Termination will not become null and void. These Options can be exercised after the occurrence of an Exit Event (§6) provided and to the extent that at the time of the Termination the exercise conditions pursuant to §7 sub-paragraph 1(c) (fulfilment of EBITDA-Targets) were fulfilled. With respect to the calculation of the number of exercisable Options in accordance with §7 sub-paragraph 1(c), only business years which ended before the date of the Termination shall be taken into account. The number of exercisable Options shall be increased in accordance with §7 sub-paragraph 1(c)(ii). With respect to the Exercise Period sub-paragraph 1 shall apply mutatis mutundis provided that the period of 12 weeks shall only begin at the time at which Messer Group has notified the Participant or his heirs (notification of one heir is sufficient) that the Options are exercisable.

(3)
In the event that the Employment Agreement is terminated by retirement or early retirement, the Participant may exercise the Options, in modification of sub-paragraph 1 and 2, until the end of Exercise Period. In the event of the death of the retired Participant, sub-paragraphs 1 and 2 shall be applicable mutatis mutandis.

(4)
Sub-paragraph 1 and 2 shall be applicable mutatis mutandis if an entity of the Messer Griesheim Group by which the Participant is employed shall cease to be a member of the Messer Griesheim Group. Messer Group or Messer Griesheim GmbH will determine by notice to the Participant the time when the relevant entity ceases to be a member of the Messer Griesheim Group. The above shall be applicable mutatis muntandis if the Employment Agreement of the Participant passes over to a third party outside of the Messer Griesheim Group as a result of the sale of a business (Betrieb) or parts of a business (Betriebsteile) (e.g. under §613a Civil Code).

§15
Call Option over the Shares

(1)
In the event of a Termination (see §14 sub-paragraph 1) before the occurrence of an Exit Event, the Seller may, in accordance with the provisions set forth below, demand from the Participant within a period of 6 months after the Termination the acquisition of his participation in Messer Employee (the "Messer Employee Participation") against payment of the purchase price (the "Repurchase Price") determined in accordance with subparagraph 4 (the "Call Option"). This shall be true mutatis mutandis in the events referred to in §14 sub-paragraph 4.

(2)
With respect to the obligations assumed under sub-paragraph 1 the Participant hereby unconditionally and irrevocably offers to the Seller the sale and transfer of his Messer Employee Participation in accordance with this Agreement. The Seller can accept this offer by written notice (the "Acceptance Notice") to the Participant. Such Acceptance Notice shall not be required if the acceptance is declared before a German notary. In this case the Seller has to instruct the notary to send a certified copy of the declaration of acceptance to the last known address of the Participant. With the acceptance by the Seller the sale and transfer agreement will be concluded with respect to the Messer Employee Participation by which the Seller acquires the Messer Employee Participation in accordance with this Agreement. The Seller may designate a third party of incontestable creditworthiness who shall assume the rights and obligations under the CallOption and the agreement made in accordance with this subparagraph instead of the Seller.

(3)
The Repurchase Price to be paid by the Seller for the Messer Employee Participation shall be:

(a)
if not otherwise provided under (b) and (c) the pro rata market value (the "Pro Rata Market Value") of the Shares purchased and contributed to Messer Employee by the Participant. The Market Value (the "Market Value") on which the calculation of the Pro Rata Market Value is based shall be in the event that (i) the Exit Event is an IPO, the weighted average closing price of the Messer Group shares at the stock exchange at which the Shares are listed at the first 10 days of trading after listing and (ii) the Exit Event is a Trade-Sale, the price per share (after deduction of all costs and reductions related to the sale) which a Third Party pays to the Financial Investors.

    The Pro Rata Market Value shall be determined as follows:

Pro Rata Market Value = AP +	[	(MV-AP)×TB TI	]

MV	=	Market Value per share
AP	=	Acquisition Price pursuant to §2 paid by the Participant per (contributed) share
TI	=	time (in whole months) between the acquisition of the shares relevant for the determination of the Market Value by the Financial Investors and the Exit Event
TB	=	time (in whole months) between the acquisition by the Participant of the sold shares and the Termination
  (b)
  in the event that the Employment Agreement is terminated by death or Disability, the Pro Rata Market Value or, if the Pro Rata Market Value should be lower, the sum of the Acquisition Price paid by the Participant in accordance with §2 of this Agreement for the Participant's Old Shares and interest in the amount of 5.5% p.a. for the period between the acquisition of the Old Shares and the Termination (the "Acquisition Costs"); or

  (c)
  in the event that the Employment Agreement is terminated (i) for good cause (wichtiger Grund) or for the infringement of contractual obligations by the Participant by the relevant employer (by termination notice, termination agreement or otherwise) or (ii) without good cause by the Participant (by termination notice, termination agreement or otherwise), the Pro Rata Market Value but not more than the Acquisition Price pursuant to §2.

(4)
The Repurchase Price shall be paid within a period of one month after the occurrence of an Exit Event. In the event that the Employment Agreement is terminated in accordance with sub-paragraph 3(b), the Acquisition Costs shall be paid within one month after the exercise of the Call Option by the Seller. With respect to the payment of the difference (if any) between the Acquisition Costs and the Pro Rata Market Value sentence 1 shall be applicable mutatis mutandis. If the Employment Agreement is terminated by retirement or early retirement, non-extension of a time limited Employment Agreement because of retirement or early retirement or without good cause or for the infringement of contractual obligations by the Participant by the relevant employer (by termination notice, termination agreement or otherwise) or for good cause by the Participant

  (by termination notice, termination agreement or otherwise) and in the cases referred to under §14 sub-paragraph 4 the Participant will be paid as an instalment on the Repurchase Price an amount equal to the Acquisition Price paid by the Participant for his Old Shares in accordance with §2 within one month after the exercise of the Call Option; if this instalment exceeds the Pro Rata Market Value the Participant is obliged to repay any difference. With respect to the payment of a difference (positive or negative) between the instalment and the Pro Rata Market Value sentence 1 shall be applicable mutatis mutandis.

(5)
The Seller may choose that the Messer Group will exercise the rights of the Seller under this §15. In this case the Seller shall be obliged to fulfil the payment obligations of the Messer Group.

§16
Put Option over the Shares

(1)
In the event of a Termination of the Employment Agreement for other reasons than referred to under §15 sub-paragraph 3(c) or in the cases referred to in §14 sub-paragraph 4 the Participant or any of his heirs or legatees may within a period of 6 months after the Termination demand from the Seller the acquisition of his Messer Employee Participation (the "Put Option", but only insofar as no new Employment Agreement with an affiliate of the Messer Griesheim Group has been entered into.

(2)
In the event that the Participant or, in the event of his death, his heirs exercise the Put Option then §15 sub-paragraph 1, 3 and 4 shall be applicable mutatis mutandis. With respect to the due date of the Repurchase Price §15 sub-paragraph 5 shall be applicable mutatis mutandis, provided that the Repurchase Price shall—except for the payment of the Acquisition Costs—only be due and payable if the Seller has itself liquidated the Messer Employee Participation by withdrawal and sale of the Old Shares to one of the other shareholders of Messer Group or a Third Party. The Seller will undertake all reasonable measures to sell the Messer Employees Participation. The Participant acknowledges that the Seller may only sell the Shares in accordance with the same restrictions a set forth in Part III. of this Agreement.

V.
Miscellaneous

§17
Taxes, Duties and other Expenditures

(1)
Any taxes, duties and other expenditures on behalf of the Participant arising in connection with the issuing of the Options, the exercise of the Options, the delivery of the New Shares or the Cash Settlement or the sale of the Old Shares by Messer Employee shall be borne by the Participant.

(2)
The relevant employer will in accordance with the laws at the relevant time (as the case may be) deduct any income tax or other taxes or duties (as the case may be), including social security contributions, from any monetary benefits (geldwerter Vorteil) from the granting or the exercise of the Options or the sale of the Old Shares by Messer Employee which are received by the Participant and which are subject to German taxation. The relevant employer or Messer Group may request that the Participant deposits a sum of money in advance with respect to the taxes and duties to be withheld. In the event such deposit is not sufficient to pay the deductible taxes and duties the relevant employer of the Participant is entitled to deduct the difference from the wage or salary payment and, to the extent this will not be sufficient, to request payment from the Participant. In the event that such deposit exceeds the amount of taxes and duties, the difference will be paid to the Participant with the next regular wage and salary payment.

(3)
The provisions above do not release the Participant from his other legal obligations to declare his income and, as a case may be, to pay taxes and duties.

(4)
With respect to Participants which are subject to taxation outside Germany the provisions set forth under sub-paragraph 1, 2 and 3 shall be applicable mutatis mutandis to the extent an obligation to pay taxes arises when the Options are granted or exercised or in the event of the acquisition or sale of the Shares and the respective employer is obliged to withhold such taxes and duties in accordance with applicable law.

§18
Choice of Law, Court of Arbitration

(1)
This Agreement is subject to the laws of the Federal Republic of Germany. All rights and obligations of the Participant and the Messer Group and the other Parties arising under this Agreement shall be governed in any respect by the laws of the Federal Republic of Germany.

(2)
The Place of performance for all obligations under this Agreement shall be at the corporate seat of Messer Group.

(3)
An arbitration court shall be competent to hear all disputes arising from or in connection with this Agreement between the Participants, the Financial Investors, Messer Group, Messer Employee and the Seller in preference to a court of law. The details have been agreed between the Parties in accordance with §1031 of the German Civil Procedures Act (Zivilprozeßordnung) in a separate arbitration agreement which is attached to this Agreement as Exhibit 5.

§19
Transfer of Shares, Limitation on Disposals, Repurchase Right

(1)
The Participant and Messer Employee are aware that any transfer of or creation of rights over shares in the Messer Group requires the approval of the company pursuant to §6 sub-paragraph 5 of its articles and that the competence to give such approval is vested to the General Partner of the Partnership. The Messer Group hereby declares its approval with respect to any transfer of shares in accordance with §1 and §§15 and 16 of this Agreement.

(2)
In the event that any insolvency proceedings are initiated over the assets of the Participant or in the event of attachment proceedings with respect to the Shares held by the Participant or the Messer Employee Participation the Seller has the right, if the insolvency proceedings are not suspended within a period of six months or if any such attachment is not released within a period of one month, to purchase the Shares and the Messer Employee Participation. §15 shall be applicable mutatis mutandis. With respect to the amount of the Repurchase Price §15 sub-paragraph 3 (b) shall be applicable.

§20
Confidentiality/Insider Rules

(1)
The Participant will treat this Agreement and all information about the Messer Group, its shareholders, Messer Griesheim GmbH and its affiliates and Messer Employee made available to him as confidential and will, if not otherwise required by law, make such information available only to his legal and tax advisors bound to professional secrecy rules.

(2)
In the event of an IPO, the Participant is obliged at any time when exercising his rights under the Options, the Messer Employee Participation or when selling his Shares to comply with any legal rules on insider trading and all other insider rules of the Messer Group. The Participant is aware that Messer Griesheim Holding AG has issued bonds and that he therefore may generally not make insider information about the Messer Griesheim Group available to third parties.

§21
Miscellaneous

(1)
Any amendments or additions to this Agreement must be executed in writing unless a stronger form is required by law. This also applies with respect to the amendment of this clause.

(2)
The granting of the Options constitutes a voluntary benefit offered by Messer Group to the Participant. Even if Options should be offered continuously (even if this is made without any reservation that this is a voluntary benefit), no entitlement shall be created to receive additional Options or similar or comparable rights.

(3)
If any provision of this Agreement should be or become invalid or unfeasible, the validity or feasibility of the remaining provisions of this Agreement shall not be affected. The invalid or unfeasible provision shall be deemed to be replaced by provision of a comparable purpose and object. This shall apply equally to all unforeseen gaps of this Agreement.

(4)
The English translation of this Agreement is for convenience only. Only the German version of this Agreement shall be legally binding.

(5)
The Seller, the Messer Employee and the Financial Investors are entitled to transfer their respective rights and/or obligations under this Agreement in whole or in part to (i) affiliates or (ii) with the approval of the Messer Group, to a third party provided it is of comparable creditworthiness.

§22
Risks

(1)
The Messer Group, the Financial Investors, Messer Employee and the Seller do not assume any responsibility for the development of the value of the Old Shares or the New Shares and the Options. There is in particular no guarantee that the Participant may be able to exercise the Options or that Messer Employee or the Participant will be able to sell the Old Shares or New Shares with a profit. The Participant therefore accepts and exercises the Options and acquires the Old Shares and the Messer Employee Participation at his own risk and accepts responsibility accordingly.

(2)
The Participant confirms by signing this Agreement that he is aware that participation in this Management Investment Program of Messer Group is voluntary. The Participant is aware that he takes a full value risk of the Shares acquired by him and that he may completely lose his investment and that in such case he shall also be obliged to fully repay any debt (if any) he may have incurred to finance the acquisition of the Shares.

(3)
The Participant has the responsibility to obtain legal and tax advice which may be necessary before signing this Agreement. In particular the Participant acknowledges that he has not received any advice from the other Parties hereto with respect to the taxation of eventual benefits that may be gained by the Participant under this Agreement or its participation in Messer Employee. The Participant has had the opportunity to discuss all relevant questions (regard to his own investment decision) relating to the provisions of this Agreement and the conditions of the companies with representatives of the Messer Group and Messer Griesheim GmbH.

[Exhibits intentionally omitted]

QuickLinks

Index
Defined Terms
Preamble
I. Own Investment 1 § Acquisition of Shares
§2 Acquisition Price
§3 Warranties
II. Granting of Free Options
§4 The Options
§5 Waiting Period, Exercise Period
§6 Exercise Condition Exit
§8 Exercise
§9 Alternative Settlement
§10 Dilution Protection
III. Exit, Co-Sale-Right and -Obligation
§11 Exit by IPO
§12 Tag Along-Right
§13 Drag-Along Right
IV. Termination of the Employment Agreement
§14. Forfeiture of Options
§15 Call Option over the Shares
§16 Put Option over the Shares
V. Miscellaneous
§17 Taxes, Duties and other Expenditures
§18 Choice of Law, Court of Arbitration
§19 Transfer of Shares, Limitation on Disposals, Repurchase Right
§20 Confidentiality/Insider Rules
§21 Miscellaneous
§22 Risks